Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-119803) pertaining to the Amended and Restated 2002 Stock Option Plan of New York & Company, Inc. of our report dated March 16, 2006, with respect to the consolidated financial statements and schedule of New York & Company, Inc. and subsidiaries, and our report dated March 16, 2006 with respect to New York & Company, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of New York & Company, Inc. included in the Annual Report (Form 10-K) for the year ended January 28, 2006.

/s/ ERNST & YOUNG LLP

New York, New York April 6, 2006